Exhibit 99.1

Frontdoor Announces Record Full-Year 2025 Financial Results:

Total Revenue Increased 14% to $2.09B, Organic Revenue Increased 3.7%;

Gross Profit Margin Increased 150 Basis Points to 55%;

Net Income Increased 9% to $255M and Adjusted EBITDA Increased 25% to $553M;

Repurchased $280M of Shares in 2025;

Targeting Member Count, Revenue and Adjusted EBITDA Growth in 2026;

Increasing Long-Term Adjusted EBITDA Margin Outlook to the Mid 20% Range

MEMPHIS, TENN. — February 26, 2026 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home warranties, today announced its fourth-quarter and full-year 2025 results.

Financial Results
	Three Months Ended December 31,			Year Ended December 31,
(In millions except as noted)	2025	2024	Change	2025	2024	Change
Revenue	$433	$383	13%	$2,093	$1,843	14%
Gross Profit	213	186	15%	1,157	991	17%
Net Income	1	9	(84)%	255	235	9%
Diluted Earnings per Share	0.02	0.11	(83)%	3.42	3.01	14%
Adjusted Net Income(1)	17	21	(20)%	305	261	17%
Adjusted Diluted Earnings per Share(1)	0.23	0.27	(15)%	4.09	3.35	22%
Adjusted EBITDA(1)	59	49	21%	553	443	25%
Home Warranties (number in millions)	2.11	2.12	(0)%	2.11	2.12	(0)%

Fourth-Quarter 2025 Summary

•
Revenue increased 13% to $433 million
•
Gross profit margin of 49%; Net Income of $1 million
•
Adjusted EBITDA(1) of $59 million

Full-Year 2025 Summary

•
Revenue increased 14% to $2.093 billion; Organic revenue growth of 3.7%
•
Gross profit margin expanded 150 bps to 55%
•
Net Income increased 9% to $255 million; Diluted Earnings Per Share increased 14% to $3.42
•
Adjusted EBITDA(1) increased 25% to $553 million
•
Net cash provided from operating activities of $416 million; Repurchased $280 million of shares

Full-Year 2026 Outlook

•
Revenue range of $2.155 billion to $2.195 billion
•
Adjusted EBITDA(2) range of $565 million to $580 million

“2025 was an exceptional year, marked by strong execution against our strategic objectives and record-breaking financial performance,” said Chairman and Chief Executive Officer Bill Cobb. “We stabilized member count, scaled non-warranty revenue, realized 2-10 synergies ahead of expectations and repurchased 7% of our shares. Looking ahead, we are extremely pleased about re-igniting member growth, increasing our long‑term margin target, and using our strong cash flows to repurchase shares and drive long-term value creation.”

Fourth-Quarter 2024 Results

Revenue by Customer Channel
	Three Months Ended December 31,
(In millions)	2025	2024	Change
Renewals	$332	$296	12%
Real estate (First-Year)	27	26	5%
Direct-to-consumer (First-Year)	29	31	(6)%
Non-warranty and other	45	30	48%
Total	$433	$383	13%

Fourth-quarter 2025 revenue increased 13% to $433 million, which included 9% from higher volume (primarily driven by the 2-10 acquisition) and 4% from higher price.

•
Renewal revenue increased 12% due to the impact of higher price and the 2-10 acquisition;
•
Real estate revenue increased 5%, primarily due to the impact of the 2-10 acquisition;
•
Direct-to-consumer revenue decreased 6%, primarily due to lower price from our promotional pricing strategy to drive new home warranty member growth, partially offset by the impact of the 2-10 acquisition; and
•
Non-warranty and other revenue increased 48% due to the addition of New Home Builder Warranty revenue and the growth of the New HVAC and Moen programs.

Period-over-Period Adjusted EBITDA Bridge
(In millions)	Net Income	Adjusted EBITDA
Three Months Ended December 31, 2024	$9	$49
Impact of change in revenue	34	34
Contract claims costs	(7)	(7)
Sales and marketing costs	(8)	(8)
Customer service costs	(2)	(2)
Acquisition and integration costs	5	—
Other general and administrative costs	(8)	(8)
Depreciation and amortization expense	(12)	—
Restructuring charges	1	—
Interest expense	(9)	—
Interest and net investment income	(1)	1
Provision for income taxes	(3)	—
Loss on extinguishment of debt	3	—
Three Months Ended December 31, 2025	$1	$59

Fourth-quarter 2025 Net Income was $1 million and fourth-quarter Adjusted EBITDA(1) was $59 million. The table above shows the change versus the prior-year period, and includes:

•
$34 million from higher revenue conversion(3).
•
$7 million of higher contract claims costs(4), excluding the impact of claims costs related to the change in revenue. Contract claims costs primarily reflects:
o
Low-single digit cost inflation;
o
A higher number of service requests per customer; and
o
Favorable claims cost development of $2 million, compared to a $3 million favorable claims cost development in the fourth quarter of 2024.
•
Changes in sales and marketing, customer service costs, acquisition related costs, other general and administrative costs, depreciation and amortization expense, and interest expense are primarily due to the 2-10 acquisition.

Full-Year 2025 Results

Revenue by Customer Channel
	Year Ended December 31,
(In millions)	2025	2024	Change
Renewals	$1,587	$1,437	10%
Real estate (First-Year)	141	125	13%
Direct-to-consumer (First-Year)	172	166	4%
Non-warranty and other	193	116	66%
Total	$2,093	1,843	14%

Full-year 2025 revenue increased 14% to $2.09 billion, which included 11% from higher volume (primarily the 2-10 acquisition) and 3% from higher price. Organic revenue growth was 3.7%.

•
Renewal revenue increased 10%, primarily due to the 2-10 acquisition and higher price, partially offset by lower organic volumes;
•
Real estate revenue increased 13% due to the 2-10 acquisition;
•
Direct-to-consumer revenue increased 4%, primarily due to the 2-10 acquisition and higher organic volume, partially offset by lower price from promotional strategies to drive higher unit sales; and

•
Non-warranty and other revenue increased 66% due to the growth of the new HVAC and Moen programs, as well as the addition of New Home Builder Warranty revenue.

Period-over-Period Adjusted EBITDA Bridge
(In millions)	Net Income	Adjusted EBITDA
Year Ended December 31, 2024	$235	$443
Impact of change in revenue	164	164
Sales and marketing costs	(9)	(9)
Customer service costs	(13)	(13)
Stock-based compensation expense	(7)	—
Acquisition and integration costs	8	—
Other general and administrative costs	(37)	(37)
Depreciation and amortization expense	(50)	—
Restructuring charges	4	—
Interest expense	(39)	—
Interest and net investment income	2	3
Provision for income taxes	(9)	—
Loss on extinguishment of debt	3	—
Other	1	1
Year Ended December 31, 2025	$255	$553

Full-year 2025 Net Income was $255 million and full-year Adjusted EBITDA(1) was $553 million. The table above shows the change versus the prior-year, and includes:

•
$164 million from higher revenue conversion(3);
•
Relatively flat contract claims costs(4), excluding the impact of claims costs related to the change in revenue. Contract claims costs reflects:
o
Low single digit cost inflation;
o
A lower number of service requests per customer, including $7 million of favorable weather; and
o
Favorable claims cost development of $7 million, compared to $5 million of favorable claims cost development in 2024.
•
Changes in sales and marketing, customer service costs, acquisition related costs, other general and administrative costs, depreciation and amortization expense, and interest expense are primarily due to the 2-10 acquisition.

Cash Flow

	Year Ended December 31,
	2025	2024
Net cash provided from (used for):
Operating activities	$416	$270
Investing activities	31	(622)
Financing activities	(302)	447
Cash increase during the period	$145	$96

Net cash provided from operating activities increased 54% to $416 million for the 12 months ended December 31, 2025 and was comprised of $386 million in earnings adjusted for non-cash charges and $30 million of cash provided from working capital.

Net cash provided from investing activities was $31 million for the 12 months ended December 31, 2025 and was primarily comprised of the sales and maturities of available-for-sale securities, partially offset by capital expenditures related to technology projects.

Net cash used for financing activities was $302 million for the 12 months ended December 31, 2025 and was primarily comprised of $280 million of share repurchases (excluding taxes and fees) and $29 million scheduled debt payments.

Free Cash Flow(1) increased 69% to $390 million for the 12 months ended December 31, 2025.

Cash as of December 31, 2025 was $566 million and was comprised of $151 million of restricted net assets and $414 million of Unrestricted Cash.

Full-Year 2026 Outlook

•
Revenue of $2.155 billion to $2.195 billion, a 3% to 5% increase over 2025. Key assumptions:
o
Realized price increase of approximately 2% to 3%.
o
Volume increase of approximately 1% to 2%.
o
Low-single digit increase in renewal channel revenue.
o
Low-single digit decrease in direct-to-consumer channel revenue.
o
Relatively flat real estate channel revenue.
o
$220 million to $240 million in non-warranty and other revenue.
•
Home warranty member count to turn positive in 2026, primarily driven by an approximately 5% increase in first-year home warranty member count.
•
Gross profit margin of 54% to 55%.
•
SG&A of $660 million to $680 million.
•
Adjusted EBITDA(2) of $565 million to $580 million, and Adjusted EBITDA margin(2) of approximately 26%.
•
Capital expenditures of approximately $30 million to $35 million.
•
Annual effective tax rate of approximately 25%.

First-Quarter 2026 Outlook

•
Revenue of $440 million to $445 million.
•
Adjusted EBITDA(2) of $95 million to $105 million.

Fourth-Quarter & Full-Year 2025 Earnings Conference Call

Frontdoor has scheduled a conference call today, February 26, 2026, at 7:30 a.m. Central time (8:30 a.m. Eastern time). During the call, management will discuss the company’s operational performance and financial results for fourth-quarter and full-year 2025 and respond to questions from the investment community. Participants can register for the conference call by clicking https://www.webcaster5.com/Webcast/Page/3067/53543. Once completed, each participant will receive access details via email. Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the presentation, visit https://investors.frontdoorhome.com.

The call will be available for replay for approximately 60 days. To access the replay of this call, please call 877-481-4010 (international participants: 919-882-2331) and enter conference passcode 53543 . To view a replay of the webcast, visit the company’s https://investors.frontdoorhome.com .

About Frontdoor, Inc.

Frontdoor and its family of brands are on a mission to make life easier for every homeowner through innovative technology and quality customer service. With over 55 years of experience, we are the leading provider of home warranties in the United States, handling approximately 3.8 million service requests for more than 2.1 million members through a network of approximately 17,000 qualified and independent service contractors.  We also offer new home builder warranty solutions, which deliver value to both builders and homeowners through a suite of builder warranty products and support services.

Our customizable home warranties are annual service plan agreements that cover the repair or replacement for breakdowns due to normal wear and tear of major components. We cover up to 29 home systems and appliances, including electrical, plumbing, HVAC systems, water heaters, refrigerators, dishwashers and ranges/ovens/cooktops, as well as optional coverages for pools, spas and pumps. Our home warranties provide peace of mind, budget protection, convenience, repair expertise and service guarantee. Our non-warranty services provide homeowners greater value through replacement and upgrade programs, as well as other home maintenance offerings.

Our 2-10 new home builder warranty solutions offer flexible builder‑backed and insurance‑backed warranty options covering workmanship, home distribution systems and structural components.

Frontdoor family of brands include American Home Shield, HSA, OneGuard, Landmark and 2-10 HBW brands. For more information about Frontdoor, Inc., please visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: changes in macroeconomic conditions, including inflation, tariffs and global supply chain challenges and changing interest rates, especially as they may affect existing or new home sales, consumer confidence, demand for our services, labor availability or our costs; our ability to successfully implement our business strategies; the ability of our marketing efforts to be successful and cost-effective; our dependence on our first-year direct-to-consumer and real estate acquisition channels and our renewal channel for home warranty sales; our dependence on our existing warranty customer base, and strategic partners for non-warranty sales; changes in the source and intensity of competition in our market; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; increases in parts, appliance and home system prices, and other operating costs; changes in U.S. tariffs or import/export regulations; our ability to attract and retain qualified key employees and labor availability in our customer service operations; our dependence on third-party vendors, including business process outsourcers, and third-party component suppliers; weather, including adverse conditions, seasonality, along with related environmental regulations; compliance with, or violation of, laws and regulations, including consumer protection laws, or lawsuits or other claims by third parties, increasing our legal and regulatory expenses; cybersecurity breaches, disruptions or failures in our technology systems; our ability to protect the security of personal information about our customers; technological developments in artificial intelligence; negative reputational and financial impacts resulting from acquisitions or strategic transactions; a requirement to recognize impairment charges on goodwill and intangible assets; our ability to underwrite risks accurately and to charge adequate prices to builder members, as well as our ability to effectively re-insure a large portion of those risks; the availability of reinsurance to manage a substantial portion of our potential loss exposure for our new home builder warranty business; evolving corporate governance and disclosure regulations and expectations; inappropriate use of social media by us or other parties to harm our reputation; our ability to protect our intellectual property and other material proprietary rights; third-party use of our trademarks as search engine keywords to direct our potential customers to their own websites; special risks applicable to operations outside the United States by us or our business process outsource providers; risks related to our acquisition of 2-10 Home Buyers Warranty (the “2-10 HBW Acquisition”), including the risk that the 2-10 HBW Acquisition may not achieve its intended results; any liabilities, losses, or other exposures for which we do not have adequate insurance coverage, indemnification, or other protection; a return on investment in our common stock is dependent on appreciation in the price; inclusion in our certificate of incorporation a forum selection clause that could discourage an acquisition of our company or litigation against us and our directors and officers; the effects of our significant indebtedness, our ability to incur additional debt and the limitations contained in the agreements governing such indebtedness; increases in interest rates increasing the cost of servicing our indebtedness and counterparty credit risk due to instruments designed to minimize exposure to market risks; increased borrowing costs due to lowering or withdrawal of the credit ratings, outlook or watch assigned to us or our Credit Facilities; our ability to generate the significant amount of cash needed to fund our operations and service our debt obligations. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2025 Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise the forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the SEC, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Unrestricted Cash.

We define "Adjusted EBITDA" as net income before depreciation and amortization expense; goodwill and intangibles impairment; restructuring charges; acquisition and integration costs; provision for income taxes; non-cash stock-based compensation expense; interest expense; loss on extinguishment of debt; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring and acquisition initiatives and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; acquisition and integration costs; restructuring charges; loss on extinguishment of debt; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2025 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

© 2026 Frontdoor, Inc. All rights reserved. The following terms, which may be used in this press release, are trademarks of Frontdoor, Inc. and its subsidiaries: Frontdoor®, American Home Shield®, HSA™, 2-10 HBW® , OneGuard®, Landmark Home Warranty®, and related logos and designs. All other trademarks used herein are the property of their respective owners.

For further information, contact:

Investor Relations:	Media:
Matt Davis	Alison Bishop
901.701.5199	901.701.5198
ir@frontdoorhome.com	mediacenter@frontdoorhome.com

(1)
See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.
(2)
A reconciliation of the forward-looking Adjusted EBITDA and Adjusted EBITDA Margin outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.
(3)
Revenue conversion includes the impact of the change in the number of home warranties as well as the impact of year-over-year price changes. The impact of the change in the number of home warranties considers the associated revenue on those plans less an estimate of contract claims costs based on margin experience in the prior year period.
(4)
Contract claims costs includes the impact of changes in service request incidence, inflation and other drivers associated with the number of home warranties in the prior year period. The impact on contract claims costs resulting from year-over-year changes in the number of home warranties is included in revenue conversion above.

Frontdoor, Inc.

Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Year Ended December 31,
	2025	2024	2023
Revenue	$2,093	$1,843	$1,780
Cost of services rendered	936	852	895
Gross Profit	1,157	991	885
Selling and administrative expenses	669	612	581
Depreciation and amortization expense	89	39	37
Restructuring charges	4	8	16
Interest expense	79	40	40
Interest and net investment income	(22)	(20)	(16)
Loss on extinguishment of debt	—	3	—
Income before Income Taxes	338	309	229
Provision for income taxes	84	74	57
Net Income	255	235	$171
Other Comprehensive Loss, Net of Income Taxes:
Unrealized loss on derivative instruments, net of income taxes	(12)	(6)	(3)
Total Other Comprehensive (Loss) Income, Net of Income Taxes	(12)	(6)	(3)
Comprehensive Income	243	229	$169
Earnings per Share:
Basic	$3.48	$3.05	$2.13
Diluted	$3.42	$3.01	$2.12
Weighted-average Common Shares Outstanding:
Basic	73.1	77.0	80.5
Diluted	74.5	78.0	80.9

Frontdoor, Inc.

Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of December 31,
	2025	2024
Assets:
Current Assets:
Cash and cash equivalents	$566	$421
Marketable securities	—	15
Receivables, less allowance of $4 and $4, respectively	10	10
Prepaid expenses and other current assets	44	42
Assets held for sale	4	—
Total Current Assets	624	488
Other Assets:
Property and equipment, net	57	73
Goodwill	959	967
Intangible assets, net	398	448
Operating lease right-of-use assets	7	8
Long-term marketable securities	—	38
Deferred reinsurance	66	65
Deferred customer acquisition costs	14	11
Other assets	17	11
Total Assets	$2,142	$2,107
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$89	$71
Accrued liabilities:
Payroll and related expenses	47	44
Home warranty claims	69	74
Income taxes payable	26	—
Other	34	28
Deferred revenue	107	123
Current portion of long-term debt	29	29
Total Current Liabilities	402	369
Long-Term Debt	1,144	1,170
Other Long-Term Liabilities:
Deferred tax liabilities, net	53	49
Operating lease liabilities	18	20
Unearned insurance premium	236	233
Long-term deferred revenue	19	12
Other long-term liabilities	27	16
Total Other Long-Term Liabilities	354	329
Commitments and Contingencies
Shareholders' Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 88,480,560 shares issued and 70,958,215 shares outstanding as of December 31, 2025 and 87,434,468 shares issued and 75,314,243 shares outstanding as of December 31, 2024	1	1
Additional paid-in capital	195	152
Retained earnings	785	530
Accumulated other comprehensive loss	(12)	—
Less treasury stock, at cost; 17,522,345 shares as of December 31, 2025 and 12,120,225 shares as of December 31, 2024	(727)	(444)
Total Shareholders' Equity	242	239
Total Liabilities and Shareholders' Equity	$2,142	$2,107

Frontdoor, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Year Ended December 31,
	2025	2024	2023
Cash and Cash Equivalents at Beginning of Period	$421	$325	$292
Cash Flows from Operating Activities:
Net Income	255	235	171
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	89	39	37
Deferred income tax provision (benefit)	9	—	(13)
Stock-based compensation expense	34	26	26
Loss on extinguishment of debt	—	3	—
Other	(1)	1	6
Changes in working capital:
Receivables	(1)	1	—
Deferred reinsurance	(2)	—	—
Deferred customer acquisition costs	(3)	1	—
Prepaid expenses and other current assets	(5)	(2)	(1)
Accounts payable	19	(7)	(4)
Deferred revenue	(8)	(9)	(19)
Accrued liabilities	(1)	(10)	2
Unearned insurance premium	5	(1)	—
Current income taxes	25	(8)	(1)
Net Cash Provided from Operating Activities	416	270	202
Cash Flows from Investing Activities:
Purchases of property and equipment	(26)	(39)	(32)
Business acquisitions, net of cash acquired	3	(583)	—
Purchases of available-for-sale securities	(6)	—	—
Sales and maturities of available-for-sale securities	60	—	—
Net Cash Provided from (Used for) Investing Activities	31	(622)	(32)
Cash Flows from Financing Activities:
Borrowings of debt, net of discount	—	1,216	—
Repayments of debt	(29)	(598)	(17)
Debt issuance costs paid	—	(18)	—
Repurchases of common stock	(283)	(161)	(121)
Other financing activities	9	9	1
Net Cash Provided from (Used for) Financing Activities	(302)	447	(137)
Cash Increase During the Period	145	96	34
Cash and Cash Equivalents at End of Period	$566	$421	$325

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2025	2024	2025	2024
Net Income	$1	$9	$255	$235
Amortization expense	15	2	53	4
Acquisition and integration costs	3	8	8	17
Loss on extinguishment of debt	—	3	—	3
Restructuring Charges	2	3	4	8
Tax Impact of Adjustments	(5)	(4)	(15)	(6)
Adjusted Net Income	$17	21	305	261
Adjusted Earnings per Share:
Basic	$0.23	$0.28	$4.17	$3.39
Diluted	$0.23	$0.27	$4.09	$3.35
Weighted-average Common Shares outstanding:
Basic	71.7	75.7	73.1	77.0
Diluted	73.3	77.5	74.5	78.0

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2025	2024	2025	2024
Net Cash Provided from Operating Activities	$101	$59	$416	$270
Property Additions	(6)	(8)	(26)	(39)
Free Cash Flow	$94	$51	$390	$231

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2025	2024	2025	2024
Net Income	$1	$9	$255	$235
Depreciation and amortization expense	23	11	89	39
Restructuring charges	2	3	4	8
Acquisition and integration costs	3	8	8	17
Provision for income taxes	1	(2)	84	74
Non-cash stock-based compensation expense	9	6	34	26
Interest expense	20	11	79	40
Loss on extinguishment of debt	—	3	—	3
Other non-operating expenses	—	—	1	—
Adjusted EBITDA	$59	$49	$553	$443

Key Business Metrics

	As of December 31,
	2025	2024
Number of home warranties (in millions)	2.11	2.12
Renewals	1.58	1.60
First-Year Direct-To-Consumer	0.32	0.31
First-Year Real Estate	0.21	0.21
Increase in number of home warranties	(0)%	6%
Customer retention rate	79.2%	79.9%

-END-